Exhibit 21.1

List of Subsidiaries

NetZero, Inc., a Delaware corporation (also dba PhotoSite)

Juno Online Services, Inc., a Delaware corporation

NetBrands, Inc., a California corporation (dba BlueLight Internet Service)

Classmates Online, Inc., a Washington corporation

United Online Web Services, Inc., a Delaware corporation (dba 50 Megs, Bizhosting, Freeservers, Global

Servers and MySite)

United Online Advertising Network, Inc., a Delaware corporation (dba United Online Media Group)

United Online Communications, Inc., a Delaware corporation

Juno Online Services Development Private Limited, a corporation organized under the laws of India